UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Allis-Chalmers Energy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PROXY STATEMENT/PROSPECTUS SUPPLEMENT

(TO PROXY STATEMENT/PROSPECTUS dated January 21, 2011)

IMPORTANT SUPPLEMENTAL INFORMATION REGARDING

TAX TREATMENT OF THE MERGER

This supplement is furnished by Seawell Limited (“Seawell”) and Allis-Chalmers Energy Inc. (“Allis-Chalmers”) in connection with the solicitation of proxies for use at a special meeting of the stockholders of Allis-Chalmers relating to the proposed merger of Allis-Chalmers with and into a wholly owned subsidiary of Seawell. The meeting is scheduled for February 23, 2011 at 10:00 a.m., local time, and will be held at the Westin Galleria Hotel, Chevy Chase Room, 5060 West Alabama Street, Houston, Texas 77056. This supplement amends and supplements the proxy statement/prospectus dated January 21, 2011, which was first mailed to Allis-Chalmers’ stockholders on or about January 25, 2011.

As described in the proxy statement/prospectus, counsel are not able to render opinions at this time as to whether Allis-Chalmers stockholders will be subject to tax on the merger. As a result, in deciding whether to vote to approve and adopt the merger agreement, Allis-Chalmers stockholders are urged to assume that the merger will be subject to tax due to the application of Section 367(a)(1). In general, this means that:

•

a U.S. holder of Allis-Chalmers common stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the amount of cash plus the fair market value as of the closing date of the merger of any Seawell common shares received in the merger, over such U.S. holder’s tax basis in the shares of Allis-Chalmers common stock surrendered by the U.S. holder in the merger; and

•	any gain so recognized would generally be long-term capital gain if the U.S. holder has held the Allis-Chalmers common stock for more than one year at the time the merger is completed.

For a more complete description of the material U.S. federal income tax consequences of the merger, please see the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 149 of the proxy statement/prospectus.

On January 24, 2011, the closing sale price per share of Seawell common shares was NOK 39.60, as reported on the Oslo Stock Exchange, which, based on the NOK/$ exchange rate on such date of NOK 1.00 = $0.1730, represented $6.85, and the closing sale price per share of Allis-Chalmers common stock was $7.68 as reported on the NYSE.

This supplement, which you should read in conjunction with the proxy statement/prospectus, is first being mailed to Allis-Chalmers stockholders on or about January 25, 2011.

THE SEAWELL COMMON SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Seawell has filed a registration statement (including the proxy statement/prospectus) with the SEC for the offering to which this communication relates. Before you vote, you should read the proxy statement/prospectus in the registration statement and other documents that Seawell has filed with the SEC for more complete information about Seawell and the merger. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Allis-Chalmers will arrange to send you the proxy statement/prospectus if you request it by calling (713) 369-0550.